Exhibit 99.1

NEWS RELEASE

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier	Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
	Chief Financial Officer	Evan Pondel (310) 279-5973; epondel@pondel.com
(949) 646-2175

VOLCOM REPORTS FINANCIAL RESULTS FOR 2008 SECOND QUARTER

¡	Second-Quarter Consolidated Revenues Increased 26% to $72.5 Million

¡	Net Income is $4.8 Million, Equal to $0.20 Per Diluted Share

COSTA MESA, CA – July 24, 2008 – Volcom, Inc. (NASDAQ: VLCM) today announced financial results for the second quarter ended June 30, 2008.

For the 2008 second quarter, total consolidated revenues increased 25.6% to $72.5 million, compared with $57.7 million in the second quarter of 2007.

“The strength of the Volcom brand continued to resonate with our customers domestically and abroad in the second quarter,” said Richard Woolcott, Volcom’s chairman and chief executive officer. “We believe our multi-pronged diversification strategy is providing us with more means to successfully weather the challenging retail environment. We are focused on the fundamentals of our business, which will ultimately make us a stronger company in the long term.”

In the 2008 second quarter, gross margin on a consolidated basis was 48.0%, compared with 48.2% in the second quarter of 2007.

Operating income for the second quarter of 2008 was $6.9 million, compared with $8.8 million for the second quarter of 2007. Operating margin was 9.5% compared with 15.3% in the second quarter of 2007.

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Volcom, Inc.

2-2-2

Net income for the second quarter of 2008 was $4.8 million, or $0.20 per diluted share, compared with $6.2 million, or $0.25 per diluted share for the second quarter of 2007.

2008 Financial Outlook

In casting its financial outlook for the third quarter and the full year, Volcom noted a continued overall soft retail environment. For the 2008 third quarter, the company anticipates total consolidated revenues of approximately $109 million to $110 million, representing an increase of approximately 20% to 21% over the 2007 third quarter. Fully diluted earnings per share are expected to be in the range of $0.63 to $0.64.

For the full year of 2008, Volcom expects consolidated revenue of between $344 million to $347 million, which is generally in line with its previous estimate. This estimate includes a full year’s contribution from the company’s European operation, which was operating at full capacity beginning in the third quarter of 2007, the financial contribution from the acquisition of Electric Visual Evolution in January 2008, and the contribution from the acquisition of Laguna Surf & Sport, which is anticipated to close later this month. Earnings per diluted share expectations have been reduced and are anticipated to be in the range of $1.50 to $1.53 versus previous guidance of $1.56 to $1.59.

The company will host a conference call today at approximately 4:30 p.m. EDT to discuss its financial results and outlook in further detail. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com.

About Volcom, Inc.

Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.

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Safe Harbor Statement

Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to our future operations, opportunities or financial performance. In particular, statements regarding the company’s guidance and future financial performance contained under the section entitled 2008 Financial Outlook and Mr. Woolcott’s statements regarding Volcom’s strategy providing “a means to successfully weather the challenging retail environment” and fundamentals of Volcom’s business “ultimately make[ing] us a stronger company in the long term” constitute forward-looking statements. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Volcom’s actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, further softening of the retail environment, sales of our products by key retailers, including Pacific Sunwear and Zumiez, our ability to successfully shift from a licensee model in Europe to a direct control model, changes in fashion trends and consumer preferences, general economic conditions, the impact of increasing sourcing costs, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in the company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) and the subsequently filed Quarterly Reports on Form 10-Q, all of which are available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Product revenues	$71,917	$56,901	$151,904	$106,326
Licensing revenues	539	780	1,106	2,173

Total revenues	72,456	57,681	153,010	108,499
Cost of goods sold	37,690	29,888	76,069	54,299

Gross profit	34,766	27,793	76,941	54,200
Selling, general and administrative expenses	27,903	18,944	55,680	37,289

Operating income	6,863	8,849	21,261	16,911
Other income:
Interest income, net	254	1,057	723	2,139
Dividend income from cost method investee	—	—	—	—
Foreign currency gain	180	493	23	531

Total other income	434	1,550	746	2,670

Income before provision for income taxes	7,297	10,399	22,007	19,581
Provision for income taxes	2,451	4,179	7,821	7,879

Net income	$4,846	$6,220	$14,186	$11,702

Net income per share:
Basic	$0.20	$0.25	$0.58	$0.48
Diluted	$0.20	$0.25	$0.58	$0.48
Weighted average shares outstanding:
Basic	24,333,482	24,297,839	24,329,771	24,285,874
Diluted	24,387,605	24,436,998	24,359,323	24,406,187

VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$70,589	$92,962
Accounts receivable — net of allowances	60,920	58,270
Inventories	36,878	20,440
Prepaid expenses and other current assets	2,870	1,720
Income taxes receivable	1,217	326
Deferred income taxes	3,127	2,956

Total current assets	175,601	176,674

Property and equipment — net	27,150	24,427
Investments in unconsolidated investees	330	298
Deferred income taxes	—	268
Intangible assets — net	23,311	363
Goodwill	2,565	—
Other assets	433	464

Total assets	$229,390	$202,494

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,308	$18,694
Accrued expenses and other current liabilities	10,323	10,561
Income taxes payable	—	—
Current portion of capital lease obligations	84	72

Total current liabilities	36,715	29,327

Long-term capital lease obligations	79	33
Other long-term liabilities	537	190
Income taxes payable – non-current	93	89
Deferred income taxes	1,114	—
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	89,928	89,185
Retained earnings	94,412	80,226
Accumulated other comprehensive income	6,488	3,420

Total stockholders’ equity	190,852	172,855

Total liabilities and stockholders’ equity	$229,390	$202,494

VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$14,186	$11,702
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,449	1,206
Provision for doubtful accounts	816	437
Excess tax benefits related to exercise of stock options	(28)	(293)
Loss on disposal of property and equipment	27	16
Stock-based compensation	494	441
Deferred income taxes	(175)	(155)
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	1,443	(7,488)
Inventories	(11,614)	(6,122)
Prepaid expenses and other current assets	(946)	(386)
Income taxes receivable/payable	(971)	(148)
Other assets	63	(27)
Accounts payable	1,910	8,133
Accrued expenses	(2,709)	641
Other long-term liabilities	(150)	(15)

Net cash provided by operating activities	5,795	7,942

Cash flows from investing activities:
Purchase of property and equipment	(3,248)	(9,735)
Business acquisitions, net of cash acquired	(26,864)	—
Purchase of intangible assets	(306)	—
Purchase of short-term investments	(286)	—
Sale of short-term investments	286	—
Purchase of additional shares in cost method investee	(32)	—
Proceeds from sale of property and equipment	—	15

Net cash used in investing activities	(30,450)	(9,720)

Cash flows from financing activities:
Principal payments capital lease obligations	(77)	(39)
Proceeds from government grants	473	112
Proceeds from exercise of stock options	219	722
Excess tax benefits related to exercise of stock options	28	293

Net cash provided by financing activities	643	1,088

Effect of exchange rate changes on cash	1,639	209

Net increase in cash and cash equivalents	(22,373)	(481)
Cash and cash equivalents — Beginning of period	92,962	85,414

Cash and cash equivalents — End of period	$70,589	$84,933